EXHIBIT 99.1

NOVEMBER 23, 2005

NEWS ANALYSIS
By Dean Foust

Krispy Kreme Has That Glazed Look

Even turnaround king Steve Cooper is having trouble reviving the doughnut chain

Turnaround specialist Stephen F. Cooper has worked his magic at many companies, helping bankrupt bus operator Laidlaw International (LI) achieve investment-grade credit quality and giving troubled Federated Department Stores (FD) the financial muscle to hit the acquisition trail again.

But has Cooper met his match in a doughnut chain that was once the darling of Wall Street? In the 10 months since he took control as CEO of Krispy Kreme Doughnuts (KKD), he's still struggling to get the troubled Winston-Salem (N.C.) chain back on its feet. Krispy Kreme hasn't filed a quarterly financial report since October, 2004. It is facing a mid-December deadline to remain in compliance with lenders and a January deadline to avoid being delisted from the New York Stock Exchange.

STILL CONFIDENT.  What's more, two franchisees have filed bankruptcy, and three others have sued. Worst of all, sales remain in a downward spiral. In an Aug. 10 filing, Krispy Kreme said that, for the fiscal quarters ended in April and July, average store sales fell 21% and 18%, respectively. Meanwhile, Krispy Kreme keeps closing stores. The chain, which earlier this year boasted 440 outlets, has shrunk to 349. Small wonder that its shares, which closed on Nov. 22 at $5.45 -- 89% below its 2003 peak -- remain among the more heavily shorted stocks on the Big Board.

Cooper remains upbeat about Krispy Kreme's prospects. In his first interview since his arrival last January, Cooper told BusinessWeek on Nov. 18 that none of the company's short-term challenges was insurmountable. He's confident the current lenders, who stepped forward with $225 million in April, will grant him time to fix the problems even if his auditors can't make enough headway on Krispy Kreme's backlog of missed earnings reports by the December deadline.

"The lenders lent us the money without financials being available," says Cooper. "That gives you a sense of the value they see in Krispy Kreme."

PUSHING COFFEE.  Longer term, Cooper remains sure that Krispy Kreme will be a growth stock again, so much so that he agreed to take his "success fee" not in cash, but in 1.2 million warrants, convertible into shares at $7.75 apiece. Cooper says Krispy Kreme has not scratched the surface of what it can achieve overseas. Even in the U.S., he sees plenty of room to expand. "We are by no stretch of the imagination approaching the saturation point for our retail outlets," he says.

Still, it's clear that Cooper has lowered Krispy Kreme's once-lofty ambitions. Whereas previous Chief Executive Scott Livengood built expensive 4,000-square-foot "doughnut theaters," as he called them, where patrons could view freshly glazed doughnuts rolling down an assembly line, Cooper's ambitions are much more modest. Franchisees say that current management is looking to build more cost-efficient units that, at 1,500 to 2,000 sq. ft., are more akin to a small doughnut counter.

Franchisees also say that Cooper & Co. intend to promote the sale of coffee, a high-margin item that accounts for 50% of Dunkin' Donuts' revenues but just 10% at Krispy Kreme. "Things have finally started moving in the right direction," says John C. Metz, a Pennsylvania franchisee and Cooper fan.

"A 10% CHANCE."  Still, it's far from certain that Krispy Kreme can ever reclaim its former glory. Donn Vickrey, co-founder of Gradient Analytics in Scottsdale, Ariz., and one of the first researchers to set off alarms about Krispy

Kreme, estimates the company is generating negligible cash flow from its operations -- a figure somewhere between $15 million and a negative $20 million. He adds that Krispy Kreme could wind up taking a net loss this year of $100 million because of asset write-downs.

More broadly, Harlan Platt, a professor at Northeastern University who studies corporate turnarounds, notes that most highfliers find it difficult to recreate their old growth rate after crashing back to earth. "I give it a 10% chance that Krispy Kreme will ever regain the luster it once had," says Platt. "I put them in the same category as Hard Rock Cafe. They had their moment, but the lines are no longer out the door."